Exhibit (a)(5)(1)

Verenium Corporation Announces Put Option Notification for 5.5% Convertible Senior Notes Due 2027

SAN DIEGO, March 5, 2012 /PRNewswire/—Verenium Corporation (NASDAQ: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today announced that it is notifying holders of the $34,851,000 outstanding principal amount of its 5.5% Convertible Senior Notes due 2027 that it will repurchase at each holder’s option on April 2, 2012 all or a portion of such holder’s notes at a price equal to $1,000 per $1,000 principal amount tendered, plus any accrued and unpaid interest to, but not including, April 2, 2012. The Company’s repurchase of the notes upon the exercise by any holder of the put option is subject to a financing condition and the Company having sufficient cash resources prior to 11:00 a.m. New York City time on April 2, 2012 to repurchase the notes.

The Company has announced that it is considering two primary alternatives that would enable the Company to satisfy the financing condition and have sufficient cash resources to repurchase the notes upon any exercise by all holders of the put option. The Company is exploring issuing new equity-linked or equity securities as a potential means to satisfy the financing condition and have sufficient cash resources to repurchase the notes upon any exercise by all holders of the put option. There can be no assurance that the Company will be able to obtain any sources of financing. The Company has also received non-binding proposals from more than one prospective purchaser to acquire 100 percent of the stock of the Company, and is actively evaluating options for a potential sale of the Company. There can be no assurance that the Company will be able to negotiate and enter into definitive agreements related to a sale of the Company.

As required by Securities and Exchange Commission rules, the Company filed a Tender Offer Statement on Schedule TO earlier today. In addition, Verenium provided a notice to holders, a copy of which is attached as an exhibit to the Schedule TO, specifying the terms, conditions and procedures for exercising the put option, and such notice is also available through The Depository Trust Company. None of the Company, its Board of Directors or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the put option.

Noteholders’ opportunity to exercise the put option will commence on March 5, 2012, and will terminate at 5:00 p.m. New York City time, on March 30, 2012. Holders may withdraw any previously delivered repurchase notice pursuant to the terms of the put option at any time prior to 5:00 p.m. New York City time, on March 30, 2012.

Additional Information and Where to Find It

The tender offer described in this press release has commenced, but this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of the Company. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO and related materials. Investors and noteholders are urged to read both the Tender Offer Statement and related materials because they contain important information, including the terms and conditions of the put offer. The Tender Offer Statement and related materials, including a Company notice, have been filed by the Company with the Securities and Exchange Commission. Investors and noteholders may obtain a free copy of these statements and other documents filed by the Company with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s business, operations, capabilities, commercialization activities, and ability to negotiate and enter into definitive agreements related to a transaction to satisfy the financing condition for the tender offer and repurchase the Notes, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to negotiate and enter into definitive agreements related to a transaction to fund the repurchase of the Notes, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2011. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

About Verenium Corporation

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Contacts:

Kelly Lindenboom 858-431-8580 kelly.lindenboom@verenium.com	Sarah Carmody 858-431-8581 sarah.carmody@verenium.com

SOURCE Verenium Corporation